Exhibit 16 under Form N-1A
Exhibit 99 under Item 601/Reg. S-K



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
Federated Limited Duration Fund
Institutional Service Shares
                                            Yield = 2{($217.19    -        $5.26     )+1)^6-1}=
                                                       -------------------------------------------------------------------
Computation of SEC Yield                               3,995      *(       $9.96     -                   0.00000)
As of:  March 31, 1997
                                                       SEC Yield =         6.48%
                                                                           ==========

Dividend and/or Interest
Inc for the 30 days ended         $217.19

Net Expenses for                  $5.26
the Period

Avg Daily Shares
Outstanding and entitled
to receive dividends              3,995

Maximum offering price            $9.96
per share as of 3/31/97

Undistributed net income          0.00000




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